Exhibit 5.3

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March 15, 2010

Scientific Games International, Inc.

750 Lexington Avenue, 25th Floor

New York, NY 10022

Re:                             Registration Statement on Form S-4; $125,000,000 in Aggregate Principal Amount of 9.250% Senior Subordinated Notes due June 15, 2019

Ladies and Gentlemen:

We have acted as special Nevada counsel to Autotote Gaming, Inc., a Nevada corporation (the “Guarantor”) and a wholly owned subsidiary of Scientific Games International, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of $125,000,000 in aggregate principal amount of 9.250% Senior Subordinated Notes due June 15, 2019 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by the Guarantor, under an Indenture dated as of May 21, 2009 the (“Indenture”) among the Company, the Guarantor, and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2010 (Registration No. 333-       )(the “Registration Statement”).  This opinion is being furnished solely for the purposes of meeting the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied only upon the following documents:

A.            The Secretary’s Certificate dated May 21, 2009, by the Company, the Guarantor and each of the other Subsidiary Guarantors, as defined therein (the “Certificate”); and

B.            The Unanimous Written Consent of the Board of Directors of Autotote Gaming, Inc. dated May 18, 2009 (the “Written Consent”).

DUANE MORRIS LLP
100 NORTH CITY PARKWAY, SUITE 1560 LAS VEGAS, NV 89106-4617	PHONE: 702.868.2600	FAX: 702.385.6862

In our examinations, we have assumed the authenticity of all documents submitted to us as originals, the legal capacity of natural persons, the conformity to the originals of all documents submitted to us as copies, the genuineness of signatures on all documents submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly.  We have assumed that the certifications and representations dated earlier than the date hereof on which we have relied continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof.  We have also assumed that the Indenture has not been otherwise amended by oral or written agreement or by conduct of the respective parties thereto.  We have further assumed that the Company is not subject to any order or directive from, or memorandum of understanding or similar supervisory agreement entered into with, any bank regulatory authority which would necessitate the receipt of approvals or consents from any such bank regulatory authority prior to the transactions contemplated in the Indenture other than those approvals and consents contemplated in the Indenture and those generally applicable to transactions such as those contemplated in the Indenture.

We are opining herein solely as to the internal laws of the State of Nevada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Guarantee has been duly authorized by all necessary corporate action of the Guarantor.

Our opinion above is subject to and limited by the following qualifications and assumptions, in addition to those set forth above:

1.             No action has been taken by the Company or the Guarantor that would revoke, cancel, amend or otherwise modify the Certificate and/or the Written Consent.

2.             The Written Consent has been executed by each of the duly elected and qualified members of the Guarantor’s board of directors.

This opinion is for your benefit in connection with meeting the requirements of the Act for the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully yours,

/s/ Duane Morris LLP

DUANE MORRIS LLP